Exhibit 16.1

September 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of MediaNet Group Technologies, Inc.’s Form 8-K dated September 26, 2011, and have the following comments:

1.  We agree with the statements made in the first, second, third, and fifth paragraphs of Item 4.01 in regard to changes in registrant’s certifying accountant.

2.  We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4.01 in regard to changes in registrant’s certifying accountant.

Yours truly,

/s/ Lake & Associates, CPA’s LLC
Lake & Associates CPA’s LLC